EXHIBIT 99.1

Atreca Reports Second Quarter 2022 Financial Results and Recent Corporate Developments

SAN CARLOS, Calif., Aug. 08, 2022 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the second quarter ended June 30, 2022 and provided an overview of recent developments.

"While we took steps during the second quarter to extend our cash runway through the end of 2023, we remain committed to the development of ATRC-101 and ATRC-301, as well as the advancement of our earlier-stage pipeline and the discovery of additional novel tumor-targeting lead antibodies using our platform. This is underscored by our hiring of Dr. Stephen Gould as Atreca’s new Chief Scientific Officer,” said John Orwin, Chief Executive Officer of Atreca. “We are looking forward to an eventful second half of 2022, as we anticipate reporting updated data from the monotherapy and pembrolizumab combination arms of our Phase 1b clinical trial of ATRC-101, as well as initial toxicology data from our second clinical candidate, ATRC-301.”

Recent Developments and Highlights

In June 2022, Atreca appointed Stephen Gould, Ph.D. as Chief Scientific Officer. Dr. Gould joined Atreca following 15 years at Genentech, where he most recently served as Executive Director, Translational Oncology leading a team focused on developing tumor-specific antibodies weaponized with immune-targeting arms or drug payloads for use in both hematologic and solid tumors, including two approved oncology therapeutics.

Enrollment of participants based on ATRC-101 target expression in archival or newly obtained biopsies is ongoing in the Phase 1b clinical trial. To date, 62 total participants have been enrolled in the monotherapy and pembrolizumab-combination cohorts of the trial. Atreca expects to report updated data from the trial in the second half of 2022.

In addition, Atreca has initiated manufacturing activities for the ATRC-301 program to support filing an IND planned for late 2023, and Atreca anticipates reporting preliminary toxicology data in the second half of 2022.

Second Quarter 2022 Financial Results

  As of June 30, 2022, cash and cash equivalents and investments totaled $101.7 million.
  Research and development expenses for the quarter ended June 30, 2022, were $20.0 million, including non-cash share-based compensation expense of $2.6 million.
  General and administrative expenses for the three months ended June 30, 2022, were $8.1 million, including non-cash share-based compensation expense of $2.8 million.
  Atreca reported a net loss of $27.9 million, or basic and diluted net loss per share attributable to common stockholders of $0.72, for the three months ended June 30, 2022.

About Atreca, Inc.

Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101, a monoclonal antibody targeting a novel ribonucleoprotein complex, as well as ATRC-301, an antibody drug conjugate targeting a novel epitope on EphA2. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients, and ATRC-301 is in IND-enabling studies. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements

This release contains forward-looking statements regarding our ability to successfully extend our cash runway through the end of 2023, our strategy and future plans, including statements regarding the development of ATRC-101 and ATRC-301 as well as the advancement of our earlier-stage pipeline and the discovery of additional novel tumor-targeting lead antibodies using our platform, our clinical and regulatory plans, data read-outs and the timing thereof, including the reporting of updated data from the monotherapy and pembrolizumab combination arms of our Phase 1b clinical trials of ATRC-301 in the second half of 2022 as well as initial toxicology data from ATRC-301 in the second half of 2022, and our manufacturing activities for the ATRC-301 program support filing an IND planned for late 2023. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “commit,” “advance,” “anticipate,” and “expect,” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$26,446	$94,746
Investments	75,286	22,287
Prepaid expenses and other current assets	7,907	5,337
Total current assets	109,639	122,370
Property and equipment, net	40,801	43,015
Operating lease right-of-use assets	36,893	-
Long-term investments	-	31,042
Deposits and other	3,497	3,630
Total assets	$190,830	$200,057
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$2,041	$3,352
Accrued expenses	7,885	11,555
Current portion of operating lease liabilities	3,327	-
Other current liabilities	216	1,992
Total current liabilities	13,469	16,899
Deferred rent	-	28,229
Operating lease liabilities, net of current portion	62,158	-
Total liabilities	75,627	45,128

Stockholders’ equity
Common stock	4	4
Additional paid-in capital	528,380	514,794
Accumulated other comprehensive income (loss)	(661)	(102)
Accumulated deficit	(412,520)	(359,767)
Total stockholders’ equity	115,203	154,929
Total liabilities and stockholders’ equity	$190,830	$200,057

Atreca, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

($ amounts in 000's, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Expenses
Research and development	$19,953	$19,036	$37,017	$37,424
General and administrative	8,077	8,031	16,683	15,852
Total expenses	28,030	27,067	53,700	53,276
Interest and other income (expense)
Other income	-	349	750	693
Interest income	153	55	197	145
Loss on disposal of property and equipment	-	(11)	-	(11)
Loss before Income tax expense	(27,877)	(26,674)	(52,753)	(52,449)
Income tax expense	-	(1)	-	(1)
Net loss	$(27,877)	$(26,675)	$(52,753)	$(52,450)
Net loss per share, basic and diluted	$(0.72)	$(0.72)	$(1.38)	$(1.42)
Weighted-average shares used in computing
net loss per share, basic and diluted	38,591,436	36,893,827	38,288,831	36,867,592

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Julia Fuller, 858-692-2001
julia@fordhutmanmedia.com
Source: Atreca, Inc.